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                                                                    EXHIBIT 11.0



                             NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit





                                                            Three Months Ended
                                                                  March 31,
                                                       ----------------------------
                                                           1997            1996
                                                       -----------      -----------
                                                            (dollars in thousands,
                                                              except per unit)
Net (loss)                                             $      (227)     $      (468)

 Less - General Partner's 1.99% Interest                        (5)              (9)
                                                       -----------      -----------

Net (loss) allocable to Limited Partner                $      (222)     $      (459)
                                                       ===========      ===========



Earnings Per Unit
 Net (loss)                                            $      (.04)     $      (.07)
                                                       ===========      ===========



Weighted average units of limited partner interest
 used in computing earnings per unit                     6,319,884        6,417,943
                                                       ===========      ===========





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